Exhibit 99.1

news release

Enbridge Energy Partners and Enbridge Energy Management complete Two-for-One Split

HOUSTON, April 25, 2011 – Enbridge Energy Partners, L.P. (NYSE: EEP) (“Enbridge Partners” or “the Partnership”) today announced that it has completed the two-for-one split of the Partnership’s Common Units and I-Units. Enbridge Energy Management, L.L.C. (NYSE: EEQ) also announced the completion of the two-for-one split of its Listed Shares and Voting Shares.

“We are pleased to announce the completion of the first two-for-one split for our Partnership’s units,” said Mark Maki, President of the Partnership’s management company. “The split will enhance the liquidity for our unit holders and make the Partnership’s units more accessible to investors. We are confident in our prospects for continued growth and continue to work on several business development initiatives in order to grow our business in a sustainable way in the long term.”

The two-for-one split was effected by a distribution of one unit for each unit outstanding and held by holders of record on April 7, 2011. The units will trade on a post-split basis on the New York Stock Exchange beginning at the opening of trading on April 25, 2011. Enbridge Energy Management distributed one Listed Share for each Listed Share and one Voting Share for each Voting Share outstanding.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 13 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 70 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (NYSE: EEQ) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE: ENB) (TSX: ENB) is the general partner and holds an approximate 25 percent interest in the Partnership.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

Investor Relations Contact:	Media Contact:
Douglas Montgomery	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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